                                                                     EXHIBIT 4.1


                           THOMAS & BETTS CORPORATION

                                       AND

                              THE BANK OF NEW YORK,

                                   as Trustee

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                             Supplemental Indenture
                                      No. 2

                            Dated as of May 27, 2003

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                              7.25% Notes due 2013


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                                TABLE OF CONTENTS



                                                                                             PAGE
                                                                                             ----
                                    ARTICLE 1
       RELATION TO THE BASE INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF
                              GENERAL APPLICATION

Section 1.01.  Relation to the Base Indenture...................................................1
Section 1.02.  Definitions and Other Provisions of General Application..........................1
Section 1.03.  Other Definitions...............................................................17

                                    ARTICLE 2
                               THE SERIES OF NOTES

Section 2.01.  Title...........................................................................17
Section 2.02.  Principal Amount................................................................18
Section 2.03.  Form of Notes...................................................................18
Section 2.04.  Denomination and Date of Securities; Payment of Interest........................18
Section 2.05.  Depository......................................................................18

                                    ARTICLE 3
                                   REDEMPTION

Section 3.01.  Optional Redemption.............................................................18

                                    ARTICLE 4
                                EVENTS OF DEFAULT

Section 4.01.  Additional Events of Default Applicable to the Notes............................19

                                    ARTICLE 5
                                    COVENANTS

Section 5.01.  Reports.........................................................................20
Section 5.02.  Limitations upon Liens..........................................................20
Section 5.03.  Limitations on Additional Indebtedness and Subsidiary Preferred Stock...........22
Section 5.04.  Limitations on Restricted Payments..............................................25
Section 5.05.  Limitations on Restrictions on Distributions from Subsidiaries..................26
Section 5.06.  Limitations on Asset Sales......................................................28
Section 5.07.  Repurchase of Notes upon a Change of Control Prior to the Fall-Away Event.......32
Section 5.08.  Limitations upon Sales and Leasebacks...........................................34
Section 5.09.  Restrictions on Funded Debt of Restricted Subsidiaries..........................34
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                                       1


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

                                    ARTICLE 6
              CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE
Section 6.01.  Consolidation, Merger, Sale of Assets, Etc. Prior to Fall-Away Event............35

                                    ARTICLE 7
                       MODIFICATION, AMENDMENT AND WAIVER

Section 7.01.  Modification, Amendment and Waiver..............................................36

                                    ARTICLE 8
                                   DEFEASANCE

Section 8.01.  Defeasance......................................................................36
Section 8.02.  Covenant Defeasance.............................................................36
Section 8.03.  Additional Covenant Defeasance..................................................36

                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.01.  Supplemental Indenture..........................................................36
Section 9.02.  Counterparts....................................................................36
Section 9.03.  Governing Law...................................................................37
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                                       2

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         SUPPLEMENTAL INDENTURE NO. 2 dated as of May 27, 2003 between Thomas &
Betts Corporation, a Tennessee corporation (the "COMPANY") and The Bank of New
York, a New York banking corporation, as Trustee (the "TRUSTEE").

                             RECITALS OF THE COMPANY

         The Company and the Trustee have executed and delivered an Indenture dated as of August 1, 1998 (the "BASE INDENTURE" and, as supplemented by this Supplemental Indenture No. 2, the "INDENTURE") to provide for the issuance from time to time of the Company's Securities.

         Sections 2.01 and 3.01 of the Base Indenture provide that the form and terms of Securities of any series may be established pursuant to an indenture supplemental to the Base Indenture.

         All things necessary to make the Securities, when executed by the Company and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Company and to make this Supplemental Indenture No. 2 a valid agreement of the Company, in accordance with their and its terms, have been done.

         NOW, THEREFORE, this Supplemental Indenture No. 2 WITNESSETH:

         For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities of the series hereby established, as follows:



                                   ARTICLE 1
       RELATION TO THE BASE INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF
                              GENERAL APPLICATION

         Section 1.01 Relation to the Base Indenture. This Supplemental
Indenture constitutes an integral part of the Base Indenture.

         Section 1.02 Definitions and Other Provisions of General Application.
For all purposes of this Supplemental Indenture unless otherwise specified herein:

         (a) all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base
Indenture;

         (b) the provisions of general application stated in Section 1.01 of the Base Indenture shall apply to this Supplemental Indenture, except that the words
"HEREIN," "HEREOF," "HERETO" and "HEREUNDER" and other words of similar import refer to this Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Supplemental Indenture;

         (c) Section 1.01 of the Base Indenture is amended by inserting the following additional defined terms in their appropriate alphabetical positions:

         "ACCOUNTS RECEIVABLE" of any Person means any and all accounts, contract rights, chattel paper, instruments, documents, general intangibles and other obligations of any kind relating to the sale or lease of goods and the rendering of services by such Person, all rights relating thereto, all deposit accounts containing the proceeds thereof, all books and records relating thereto and the proceeds thereof.

         "ACQUIRED INDEBTEDNESS" means (i) with respect to any Person that becomes a Subsidiary of the Company after the Original Issue Date of the Notes, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company and (ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of an asset from another Person.

         "ASSET SALE" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) of any of such Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary), whether owned on the Original Issue Date of the Notes or subsequently acquired, in one transaction or a series of related transactions, in which such Person or its Subsidiaries sell, lease, convey or otherwise dispose of:

                  (1) all or substantially all of the Capital Stock of any of such Person's Subsidiaries;

                  (2) assets that constitute all or substantially all of any division or line of business of such Person or any of its Subsidiaries; or

                  (3) any other assets of such Person or any of its Subsidiaries, other than in the ordinary course of business, provided that the Fair Market Value of the assets is at least $10,000,000;

         provided, however, that the following will not constitute Asset Sales:

                  (i) transactions between the Company and any of its Wholly Owned Subsidiaries or among the Company's Wholly Owned Subsidiaries;

                  (ii) any transaction not prohibited by Section 5.04 hereof or that constitutes a Permitted Investment;

                  (iii) any transfer of assets (including Capital Stock) that is governed by and in accordance with Article 8 of the Base Indenture and
         Section 6.01 hereof or the creation of any Lien not prohibited by
         Section 5.02 hereof;

                  (iv) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

                  (v) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

                  (vi) the sale at any time, but not more than one such transaction, of Voting Stock in a Person (other than a Subsidiary of the Company); or

                  (vii) one or more transactions during any twelve-month period with an aggregate Fair Market Value of less than $25,000,000, determined without regard to whether such transactions are related, but excluding sales of Capital Stock of the Company's Subsidiaries.

         "ATTRIBUTABLE DEBT" means, as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of the rental payments to such date at the interest rate inherent in such lease (the discount rate to be determined by any two of the following: the President, any Vice President, the Treasurer and the Controller of the Company), compounded annually. The net amount of rent required to be paid under any such lease for any such period should be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent should include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

         "CAPITAL LEASE OBLIGATIONS" of any Person means the obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount of such obligation determined in accordance with GAAP.

         "CAPITAL STOCK" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interest in (however designated) the equity (including without limitation common stock, Preferred Stock and partnership, joint venture and limited liability company interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

         "CHANGE OF CONTROL" means the following:

                  (i) a third Person, including a "GROUP" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of 50.0% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of the Company's directors; or

                  (ii) individuals who, as of May 21, 2003, constitute the board of directors of the Company (the "BOARD" generally and, as of May 21, 2003, the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the board, provided that any Person becoming a director subsequent to May 21, 2003 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the incumbent board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Company's directors, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) will be considered as though such Person were a member of the incumbent board; or

                  (iii) the consummation of (A) any consolidation, share exchange, merger or amalgamation of the Company as a result of which the individuals and entities who were the respective beneficial owners of the Company's outstanding common stock and its voting securities immediately prior to such consolidation, share exchange, merger or amalgamation do not beneficially own, immediately after such consolidation, share exchange, merger or amalgamation, directly or indirectly, more than 50%, respectively, of the common stock and combined voting power of the voting securities entitled to vote of the company resulting from such consolidation, share exchange, merger or amalgamation or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

                  (iv) the approval by the shareholders of a plan of complete liquidation or dissolution of the Company.

         "CONSOLIDATED AMORTIZATION EXPENSE" of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED CASH FLOW" of any Person means, with respect to any determination date, Consolidated Net Income, plus (i) Consolidated Income Tax Expense, plus (ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Interest Expense, plus (v) all other unusual non-cash items or non-recurring non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, to the extent applicable, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, to the extent applicable, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

         "CONSOLIDATED DEPRECIATION EXPENSE" of any Person means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED INCOME TAX EXPENSE" means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent its provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" of any Person for any four-quarter period means, without duplication, (i) the Interest Expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) (to the extent not otherwise included within the definition of Interest Expense as imputed interest) one-third of the rental expense on Attributable Debt of such Person for such period determined on a consolidated basis, plus (iii) the Interest Expense on Indebtedness of another Person that is guaranteed by such Person or any of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not the guarantee or Lien is called upon, plus (iv) the dividend requirements of such Person and its Subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of Subsidiaries of such Person (in each case whether in cash or otherwise (except dividends payable solely in shares of Capital Stock (other than Disqualified Stock) of such Person or Subsidiary)) paid, accrued or accumulated during such period times a fraction the numerator of which is one and the

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denominator of which is one minus the then effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

         "CONSOLIDATED INTEREST EXPENSE COVERAGE RATIO" with respect to any four-quarter period means the ratio of (i) Consolidated Cash Flow of the Company to (ii) the aggregate amount of Consolidated Interest Expense of the Company for such period; provided, however, that if any calculation of the Company's Consolidated Interest Expense Coverage Ratio requires the use of any quarter prior to the Original Issue Date of the Notes, such calculation shall be made on a pro forma basis, giving effect to the issuance of the Notes and the use of the net proceeds from them as if the same had occurred at the beginning of the four-quarter period used to make such calculation; and provided further that if any such calculation requires the use of any quarter prior to the date that any Asset Sale was consummated, or that any Indebtedness was incurred, or that any acquisition of any assets purchased outside the ordinary course of business was effected, by the Company or any of its Subsidiaries, such calculation shall be made on a pro forma basis, giving effect to each such Asset Sale, incurrence of Indebtedness or acquisition, as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation.

         "CONSOLIDATED NET INCOME" of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included in net income), without duplication:

                  (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any of such income has actually been received by the referent Person or any of its Wholly Owned Subsidiaries in the form of dividends or similar distributions during such period;

                  (ii) except to the extent includible in the Consolidated Net Income of the referent Person pursuant to clause (i) above, the net income (or loss) of any Person that accrues prior to the date that (A) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or (B) the assets of such Person are acquired by the referent Person or any of its Subsidiaries;

                  (iii) the net income of any Subsidiary of the referent Person (other than a Wholly Owned Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary during such period;

                  (iv) any gain (or loss), together with any related provisions (or benefit) for taxes on any such gain (or loss), realized during such period by the referent Person or any of its Subsidiaries upon (A) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries, (B) any Asset Sale by the referent Person or any of its Subsidiaries or (C) the payment of a settlement with the Commission during the year ended December 29, 2002;

                  (v) any extraordinary gain or extraordinary loss, together with any related provision for taxes or tax benefit resulting from any such extraordinary gain or extraordinary loss, realized by the referent Person or any of its Subsidiaries during such period; and

                  (vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

         "CONSOLIDATED NET TANGIBLE ASSETS" as of any date means the total assets of the Company and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities (excluding any thereof that are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is computed), (ii) goodwill and any other intangibles and (iii) appropriate adjustments on account of minority interests of other Persons holding stock of the Company's Subsidiaries, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and prepared in accordance with GAAP on a consolidated basis at such date.

         "CONSOLIDATED NET WORTH" of any Person as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries (excluding any equity adjustment for foreign currency translation for any period subsequent to the Original Issue Date of the Notes) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups subsequent to the Original Issue Date of the Notes in the book value of any asset owned by such Person or any of its Subsidiaries.

         "CONSOLIDATED SUBSIDIARY" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

         "CREDIT AGREEMENT" means that certain Credit and Security Agreement dated as of November 15, 2001, as amended or modified from time to time, among the Company, as borrower, the lenders listed therein and Wachovia Bank, N.A., as agent, including any related notes, letters or credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, provided that the aggregate principal amount of Indebtedness outstanding thereunder shall not at any time exceed $100,000,000.

         "CREDIT FACILITIES" means one or more credit facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including, without limitation, through the sale of Accounts Receivables to such lenders or to special purpose entities formed to borrow from such lenders against such Accounts Receivables and under which the aggregate amount that may be issued or obtained is based upon eligible Accounts Receivable or eligible Inventory) or letters of credit, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any successor or replacements thereto, whether or not with the same lender or lenders and whether or not the principal amount thereof or amount of letters of credit outstanding thereunder or interest rate payable in respect thereof shall be thereby increased.

         "DEBT" means any notes, bonds, debentures, or other similar evidences of indebtedness for money borrowed.

         "DEFAULT" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of its holder, in whole or in part, on or prior to the Maturity Date.

         "ELIGIBLE INVESTMENTS" of any Person means Investments of such Person in:

                  (i) direct obligations of, or obligations the payment of which is guaranteed by, the United States of America or an interest in any trust or fund that invests solely in such obligations or repurchase agreements, properly secured, with respect to such obligations;

                  (ii) direct obligations of agencies or instrumentalities of the United States of America having a rating of A or higher by S&P or A2 or higher by Moody's;

                  (iii) a certificate of deposit issued by, or other interest-bearing deposits with, a bank having its principal place of business in the United States of America and having equity capital of not less than $250,000,000;

                  (iv) a certificate of deposit issued by, or other interest-bearing deposits with, any other bank organized under the laws of the United States of America or any U.S. state, provided that the deposit is either (A) insured by the Federal Deposit Insurance Corporation or (B) properly secured by the bank by pledging direct obligations of the United States of America having a market value of not less than the face amount of such deposits;

                  (v) prime commercial paper maturing within 270 days of the acquisition thereof and, at the time of acquisition, having a rating of A-1 or higher by S&P or P-1 or higher by Moody's; and

                  (vi) eligible banker's acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a Person whose senior debt is rated, A or higher by S&P or A2 or higher by Moody's.

         "EQUITY OFFERING" means any primary offering by the Company of Capital Stock of the Company (other than Disqualified Stock) for which cash consideration is paid at the time of closing, other than sales to officers or directors of the Company, any Subsidiary of the Company or any employee benefit plan in which the Company or any Subsidiary of the Company participates.

         "EXISTING INDEBTEDNESS" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Original Issue Date of the Notes (other than pursuant to Credit Facilities).

         "FAIR MARKET VALUE" of any asset or items means the fair market value of such asset or items as determined in good faith by the Company's board of directors and evidenced by a Board Resolution.

         "FALL-AWAY EVENT" means that (i) the Notes are rated Investment Grade for a continuous period of at least 30 calendar days, (ii) no Event of Default or Default under the Indenture has occurred and is continuing and (iii) the Company has delivered to the Trustee an Officer's Certificate certifying as to the foregoing.

         "FUNDED DEBT" means Indebtedness created, assumed or guaranteed by a Person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than a year after the date of original creation, assumption or guarantee.

         "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries.

         "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates (but shall not in any event include arrangements relating solely to commodities).

         "INDEBTEDNESS" of any Person at any date means, without duplication:

                  (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion of such Person's assets);

                  (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect to them), other than obligations with respect to letters of credit securing obligations (other than obligations described in clause
         (i) above or clause (v) or (vi) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon;

                  (iv) all obligations of such Person with respect to Hedging Obligations (other than those that are designed solely to protect such Person against fluctuations in interest rates in respect of Indebtedness otherwise permitted by the Indenture to the extent the notional principal amount of any such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Hedging Obligation relates or that protect the Company or its Subsidiaries against changes in foreign exchange rates);

                  (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

                  (vi) all Capital Lease Obligations of such Person;

                  (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;



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


                  (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; and

                  (ix) all Disqualified Stock of such Person and its Subsidiaries and all other Preferred Stock of Subsidiaries of such Person valued at the greater of (A) the voluntary or involuntary liquidation preference of such Disqualified Stock or such Preferred Stock, as the case may be, and (B) the aggregate amount payable upon purchase, redemption, defeasance or payment of such Disqualified Stock or such Preferred Stock, as the case may be.

         The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations plus past due interest as described above, the maximum liability of such Person for any of those contingent obligations at such date and, in the case of clause (vii) above, the amount of the Indebtedness secured.

         "INTEREST EXPENSE" of any Person for any period means the aggregate amount of interest that, in accordance with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation or duplication, imputed interest included in Capital Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount and all other non-cash interest expense other than interest amortized to cost of sales).

         "INVENTORY" of any Person means any and all inventory of any kind of such Person, including without limitation any or all of the following: inventory, merchandise, goods and other tangible personal property that are held for sale or lease by such Person; all materials used or consumed in the business of such Person, but excluding from the foregoing equipment of such Person.

         "INVESTMENT GRADE" means (i) a rating of BBB-- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P), and Baa3 or above, in the case of Moody's (or its equivalent under any successor Rating Categories of Moody's), or (ii) the equivalent in respect of the Rating Categories of any other Rating Agencies; provided, however, that if the rating is BBB- in the case of S&P, or Baa3 in the case of Moody's (or the equivalent in respect of the Rating Categories of any other Rating Agencies), then such rating also must not be accompanied by a negative outlook, negative credit watch or review for possible downgrade (or the equivalent thereof), as the case may be.

         "INVESTMENTS" of any Person means:

                  (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                  (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person;

                  (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person; and

                  (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

         "LIEN" means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a Lien. Pursuant to the Indenture, a contractual grant of a right of set-off does not create a Lien in the absence of an agreement to maintain a balance against which such right may be exercised.

         "MOODY'S" means Moody's Investors Service, Inc. and its successors.

         "NET PROCEEDS" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Subsidiaries from such Asset Sale (including, without limitation, cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (A) provision for all income or other taxes measured by or resulting from such Asset Sale or the transfer of the proceeds of such Asset Sale to the Company or any of its Subsidiaries, (B) payment of all commissions and other fees and expenses related to such Asset Sale and (C) deduction of an appropriate amount to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale and (ii) all non-cash consideration received by the Company or any of its Subsidiaries from those Asset Sales upon the liquidation or conversion of the consideration into cash.

         "ORIGINAL ISSUE DATE" means May 27, 2003, the date the Notes were initially issued.

         "PERMITTED INVESTMENTS" means:

                  (i) capital contributions, advances or loans to the Company by any of its Subsidiaries or by the Company or any of its Subsidiaries to a Subsidiary of the Company;

                  (ii) the acquisition and holding by the Company and any of its Subsidiaries of receivables owing to the Company and such Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (iii) the acquisition and holding by the Company and its Subsidiaries of cash and Eligible Investments;

                  (iv) Investments in any Person as a result of which such other Person becomes a Subsidiary of the Company or is merged into or consolidated with or transfers all or substantially all of its assets to the Company or any of its Subsidiaries;

                  (v) Investments in any Person (other than a Subsidiary of the Company) that, when added to the aggregate amount of all such other Investments made after the Original Issue Date of the Notes, do not exceed 2.5% of Consolidated Net Tangible Assets (with each such Investment being valued as of the date made and without regard to subsequent changes in value), provided that the Company or any Wholly-Owned Subsidiary of the Company owns at least 15.0% of the outstanding Voting Stock of such Person and such Person engages only in a business of the type conducted by the Company on the Original Issue Date or in a business ancillary thereto; and

                  (vi) Investments resulting from the transfer of Accounts Receivable from the Company or any of its Subsidiaries to a Subsidiary, the only business of which is the acquisition and financing of such Accounts Receivable under a Credit Facility.

         "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness incurred in exchange for, or the net proceeds of which are applied to refund, refinance or extend, any Indebtedness, provided that:

                  (i) the Permitted Refinancing Indebtedness is the obligation of the same Person (or if the Indebtedness being refinanced is an obligation of one or more Subsidiaries of the Company, the Permitted Refinancing Indebtedness may be incurred by the Company or one or more other Subsidiaries of the Company) and is subordinated to the Notes, if at all, to the same extent as the Indebtedness being refunded, refinanced or extended;

                  (ii) the Permitted Refinancing Indebtedness is scheduled to mature no earlier than the Indebtedness being refunded, refinanced or extended;

                  (iii)the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time the Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended;

                  (iv) the Permitted Refinancing Indebtedness is secured only to the extent, if at all, and by the assets that the Indebtedness being refunded, refinanced or extended is secured; and

                  (v) the Permitted Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended (except for issuance costs and increases in Attributable Debt due solely to increases in the present value calculations resulting from renewals or extensions of the terms of the underlying leases in effect on the Original Issue Date of the Notes).

         "PREFERRED STOCK" means with respect to any Person all Capital Stock of such Person that has a preference in liquidation or a preference with respect to the payment of dividends or distributions of operating profit or cash.

         "PRINCIPAL PROPERTY" means any manufacturing plant or distribution facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Restricted Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1.0% of Consolidated Net Tangible Assets, other than any such manufacturing plant or distribution facility or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds, industrial revenue bonds, pollution control bonds or other similar Debt issued or guaranteed by the United States of America or any U.S. state, or any department, agency, instrumentality or political subdivision of the United States of America or any U.S. state or (ii) which, in the opinion of the board of directors of the Company as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

         "RATING AGENCIES" means (i) S&P and Moody's or (ii) if S&P or Moody's or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody's or both, as the case may be.

         "RATING CATEGORY" means (i) with respect to S&P, any of the following categories (any of which may include a "+" or "--"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories (any of which may include a "1," "2" or "3"): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

         "RESTRICTED PAYMENT" means with respect to any Person:

                  (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment);

                  (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's or such Person's Subsidiaries' Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly;

                  (iii) any payment on account of the purchase, redemption, retirement, defeasance or other acquisition for value, prior to any scheduled principal payment, sinking fund payment or stated maturity, of Subordinated Indebtedness of the Company or its Subsidiaries;

                  (iv) the incurrence, creation or assumption of any guarantee of Indebtedness of any Affiliate (other than a Subsidiary of the Company); or

                  (v) the making of any Investment in any Person (other than Permitted Investments);

         provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments will not include any payment described in clause (i), (ii) or (iii) above made (A) to the Company or any of its Wholly Owned Subsidiaries by any of the Company's Subsidiaries, (B) by the Company to any of its Wholly Owned Subsidiaries or (C) by any Subsidiary, provided that the Company or another Subsidiary of the Company receives its proportionate share thereof.

         "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that, at the time of determination, all of the outstanding Capital Stock (other than directors' qualifying shares) is owned by the Company directly or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a Subsidiary that (i) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America, (ii) is engaged primarily in the finance business including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company or its Subsidiaries or (iii) is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a Subsidiary is primarily engaged in manufacturing or is described in clause (i), (ii) or (iii) above, such matter will be determined for all purposes of the Indenture by a Board Resolution.

         "S&P" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

         "SALE AND LEASEBACK TRANSACTION" means any arrangement after the Original Issue Date of the Notes with any bank, insurance company or other lender or investor (other than the Company or any Restricted Subsidiary) providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property for a period of more than three years, which was or is owned or leased by the Company or any Restricted Subsidiary and which has been or is to be sold or transferred by the Company or any Restricted Subsidiary, more than 180 days after the completion of construction and commencement of commercial operations by the Company or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property.

         "SUBORDINATED INDEBTEDNESS" of any Person means any Indebtedness of such Person that is subordinated in right of payment to the Notes.

         "VOTING STOCK" means stock which ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness or portion thereof (if applicable) into (ii) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

         "WHOLLY OWNED SUBSIDIARY" of any Person means (i) a Subsidiary of which 100% of the Voting Stock (except for director's qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Voting Stock of such entity.

         (d) The defined term "SUBSIDIARY" in Section 1.01 of the Base Indenture shall be replaced in its entirety by the following defined term for purposes of the Indenture:

         "SUBSIDIARY" of any Person means any corporation, association or other business entity of which at the time of determination such Person or one or more of such Person's Subsidiaries owns or controls more than 50% of the shares of Voting Stock.

         Section 1.03. Other Definitions. Each of the following terms is defined in the section set forth opposite such term:

                        TERM                                               SECTION
                        ----                                               -------
Asset Sale Offer............................................           Section 5.06(e)
Asset Sale Payment Amount...................................         Section 5.06(e)(i)
Asset Sale Purchase Price...................................         Section 5.06(e)(ii)
Base Indenture..............................................              Recitals
cash........................................................           Section 5.06(b)
Change of Control Offer.....................................           Section 5.07(a)
Change of Control Purchase Date.............................           Section 5.07(a)
Change of Control Purchase Price............................           Section 5.07(a)
DTC.........................................................            Section 2.05
Excess Proceeds.............................................           Section 5.06(e)
Excess Proceeds Payment Date................................         Section 5.06(f)(ii)
Events of Default...........................................            Section 4.01
Indenture...................................................              Recitals
Net Proceeds Deficiency.....................................         Section 5.06(e)(ii)
Notes.......................................................            Section 2.01
Notice of Default...........................................           Section 4.01(b)
Other Debt..................................................         Section 5.06(e)(iv)
Restricted Securities.......................................            Section 5.02


                                   ARTICLE 2
                               THE SERIES OF NOTES

         Section 2.01. Title. There shall be a series of Securities designated the 7.25% Notes due 2013 (the "NOTES").

         Section 2.02. Principal Amount. The aggregate principal amount of the Notes which may be authenticated and delivered under this Supplemental Indenture shall initially be $125,000,000. The Notes need not be issued at one time and, unless otherwise provided, Notes may also be issued by the Company and authenticated and delivered under this Indenture after the Original Issue Date on the same terms and conditions (other than the issue date and the issue price) and with the same CUSIP number as the Notes issued on the Original Issue Date and in an aggregate principal amount, together with the Notes issued on the Original Issue Date, exceeding the amount set forth in the preceding sentence.

         Section 2.03. Form of Notes. The Notes shall be substantially in the form of Exhibit A attached hereto. The terms of such Notes are herein incorporated by reference and are part of this Supplemental Indenture.

         Section 2.04. Denomination and Date of Securities; Payment of Interest.
(a) The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof.

         (b) Each Note shall be dated the date of its authentication and shall bear interest from the most recent date to which interest has been paid on the Notes, or, if no interest has been paid, from the date of original issuance of the Notes. Interest on the Notes shall be payable on each Interest Payment Date.

         (c) Except as provided in Section 3.07 of the Base Indenture, the person in whose name any Note is registered at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date, notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date.

         Section 2.05. Depository. The Depository for any Notes issued as Global Securities shall be The Depository Trust Company in The City of New York ("DTC") or any successor Depository appointed by the Company within 90 days of the termination of the services of DTC (or any successor to DTC).

                                   ARTICLE 3
                                   REDEMPTION

         Section 3.01. Optional Redemption. (a) Except as set forth in Section 3.01(b) hereof, the Company may not redeem the Notes before June 1, 2008. Beginning on June 1, 2008, the Company may redeem all of the Notes at any time or any portion of the Notes from time to time, at a redemption price equal to the percentage of the principal amount set forth below, plus accrued and unpaid interest up to but not including the redemption price if redeemed during the 12 month period commencing on June 1, of the years set forth below; provided that if the redemption date falls after the Regular Record Date and on or before the

Interest Payment Date, interest shall be payable to holders of record on the relevant Regular Record Date.

    12-MONTH PERIOD
  COMMENCING JUNE 1 IN
           YEAR                      PERCENTAGE
           ----                      ----------
           2008                       103.625%
           2009                       102.417%
           2010                       101.208%
     2011 and thereafter              100.000%

         (b) Notwithstanding the foregoing, at any time and on more than one occasion prior to June 1, 2006, the Company may redeem up to 35% of the originally issued principal amount of the Notes with the proceeds of one more Equity Offerings, at a redemption price of 107.25% of the principal amount thereof plus accrued and unpaid interest, provided that (i) at least 65% of the originally issued principal amount of the Notes remains outstanding immediately after such redemption (other than Notes held, directly or indirectly, by the Company and its Affiliates) and (ii) each such redemption occurs within 60 days after the completion of the related Equity Offering.

         (c) Any redemption pursuant to this Article 3 shall be made pursuant to the provisions of Article 11 of the Base Indenture.

                                   ARTICLE 4
                                EVENTS OF DEFAULT

         Section 4.01. Additional Events of Default Applicable to the Notes. Pursuant to Section 5.01(g) of the Base Indenture, the following additional "EVENTS OF DEFAULT" shall apply with respect to the Notes:

         (a) default in the performance, or breach, of any covenant or obligation of the Company under Sections 5.06, 5.07 and 6.01 hereof; and

         (b) default under any Indebtedness of the Company (including a default with respect to Securities of any series other than the Notes), whether such Indebtedness exists as of the Original Issue Date or shall thereafter be created, which default shall have resulted in such Indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 50% in principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "NOTICE OF DEFAULT" hereunder;

provided, however, that if, prior to a declaration of acceleration of the Maturity of the Notes or the entry of judgment in favor of the Trustee in a suit pursuant to Section 5.03 of the Base Indenture, such default under such bonds, debentures, notes or other evidences of indebtedness shall be remedied or cured by the Company or waived by the holders of such Indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders of Notes.

                                   ARTICLE 5
                                    COVENANTS

         Section 5.01. Reports. In addition to the covenants set forth in
Article 10 of the Base Indenture, the Company covenants and agrees for the benefit of the Notes, and whether or not required by the rules and regulations of the Commission, that so long as any Notes are Outstanding, the Company shall file with the Commission, to the extent such filings are accepted by the Commission, and shall furnish (within 15 days after such filing) to the Trustee and to the Holders all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Securities and Exchange Act of 1934 if the Company were required to file under such Section.

         Section 5.02. Limitations upon Liens. In addition to the covenants set forth in Article 10 of the Base Indenture, the Company covenants and agrees for the benefit of the Notes that neither it nor any Subsidiary will create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property now owned or hereafter acquired by the Company or any Restricted Subsidiary, and that neither the Company nor any Subsidiary will create, incur, issue or assume any Indebtedness secured by any Lien on any shares of stock or Indebtedness now existing, or created or acquired after the Original Issue Date of any Restricted Subsidiary (such shares of stock or Indebtedness of any Restricted Subsidiary being called "RESTRICTED SECURITIES"), without in any such case effectively providing concurrently with the incurrence, creation, issuance or assumption of any such Indebtedness or the grant of any Lien with respect to any such Indebtedness that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such secured Indebtedness, so long as such secured Indebtedness shall be so secured. The foregoing restriction shall not, however, apply to Indebtedness secured by:

         (a) Liens on any Principal Property or Restricted Securities of the Company or any Subsidiary existing on the Original Issue Date of the Notes;

         (b) Liens on any Principal Property or Restricted Securities of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary or not in contemplation of any such merger or consolidation or any such sale, lease or other disposition;

         (c) Liens on any Principal Property or Restricted Securities of the Company or any Subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Indebtedness incurred prior to, at the time of or within 360 days after, the acquisition of such Principal Property or Restricted Securities or the completion of any such construction, whichever is later, for the purposes of financing all or any part of the purchase price or construction cost thereof;

         (d) Liens on any Principal Property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property, or to secure Indebtedness incurred prior to, at the time of or within 360 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost;

         (e) Liens which secure Indebtedness owing by a Subsidiary of the Company to the Company or to a Restricted Subsidiary;

         (f) Liens on the property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of the United States of America or any State thereof, (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) securing Indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure Indebtedness of the pollution control or industrial revenue bond type, or (iii) securing Indebtedness issued or guaranteed by the United States of America, any State thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

         (g) Liens in respect of the Company's facilities in Byhalia, Mississippi to secure Indebtedness permitted to be incurred pursuant to the Credit Facilities;

         (h) Liens securing Indebtedness incurred pursuant to Section 5.03(b)(iv) hereof; and

         (i) any extension, renewal, substitution or replacement of any of the Liens referred to in clauses (a) through (h) above or the Indebtedness secured thereby.

         Notwithstanding the foregoing, the Company and any Subsidiary of the Company may create, incur, issue or assume Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions if the aggregate principal amount of all Indebtedness secured by Liens on Principal Properties and Restricted Securities then outstanding (not including any Indebtedness secured by Liens permitted to be incurred pursuant to clauses (a) through (i) above) plus Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions that would otherwise be subject to the restrictions described in Section 5.08 hereof does not at the time such Indebtedness is incurred exceed an amount equal to 12.5% of Consolidated Net Tangible Assets.

         For the purposes of this Section 5.02, the giving of a guarantee which is secured by a Lien on Principal Property or Restricted Securities, and the creation of a Lien on Principal Property or Restricted Securities to secure Indebtedness which existed prior to the creation of such Lien, shall be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of Indebtedness secured by Liens on Principal Properties and Restricted Securities shall be computed without cumulating the underlying Indebtedness with any guarantee thereof or Lien securing the same.

         Section 5.03. Limitations on Additional Indebtedness and Subsidiary Preferred Stock. Prior to the occurrence of the Fall-Away Event, the Company:

                  (i) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the stated maturity of, or otherwise become liable with respect to, any Indebtedness (including Acquired Indebtedness); and

                  (ii) shall not permit any of its Subsidiaries to issue (except to the Company or any of its Wholly Owned Subsidiaries) or create any Preferred Stock or permit any Person (other than the Company or any of its Wholly Owned Subsidiaries) to own or hold any interest in any Preferred Stock of any such Subsidiary;

         provided, however, that the Company may incur Indebtedness and the Company may permit its Subsidiaries to issue or create Preferred Stock if, after giving effect thereto, the Company's Consolidated Interest Expense Coverage Ratio on such date would be at least 2.0 to 1.0, determined on a pro forma basis as if the incurrence of such additional Indebtedness or the issuance of such Preferred Stock (declared to have an aggregate principal amount equal to the aggregate liquidation value of such Preferred Stock), as the case may be, and the application of the net proceeds from such additional Indebtedness or Preferred Stock, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Interest Expense Coverage Ratio.

         (b) Notwithstanding the foregoing, and irrespective of the Consolidated Interest Expense Coverage Ratio, in addition to Existing Indebtedness:

                  (i) the Company may incur Indebtedness pursuant to the Notes;

                  (ii) the Company may incur Indebtedness pursuant to the Credit Agreement;

                  (iii) the Company and its Subsidiaries may incur Indebtedness pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the excess of (A) $250,000,000 over (B) all Indebtedness outstanding under the Credit Agreement incurred pursuant to clause (ii) above, provided that the aggregate principal amount of such Indebtedness incurred by its Subsidiaries at any time outstanding shall not exceed $75,000,000;

                  (iv) the Company and its Subsidiaries may incur Indebtedness pursuant to Credit Facilities under which the principal amount that may be issued or otherwise obtained is based upon eligible Accounts Receivable or eligible Inventory and the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed an amount equal to the sum of (A) 100% of the book value of the consolidated Accounts Receivable of the Company and its Consolidated Subsidiaries plus (B) 100% of the book value (excluding last-in-first-out reserves, if any) of the consolidated Inventory of the Company and its Consolidated Subsidiaries minus (C) the aggregate principal amount of outstanding Indebtedness secured by any Accounts Receivable or Inventory of the Company or any of its Consolidated Subsidiaries, other than Indebtedness outstanding under a Credit Facility, minus (D) other outstanding Investments (other than Indebtedness under a Credit Facility or as described in clause (C) above) under any asset securitization or similar facility in respect of Accounts Receivable or Inventory of the Company or its Consolidated Subsidiaries, provided that the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $120,000,000;

                  (v) the Company and its Subsidiaries may incur Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are applied to refund, refinance or extend, Existing Indebtedness or other Indebtedness that was permitted by the Indenture to be incurred under this

         Section 5.03 except for Indebtedness incurred under clauses (ii),
         (iii), (iv), (vi) and (vii) of this Section 5.03(b);

                  (vi) the Company may incur any Indebtedness to any of its Subsidiaries or any of its Subsidiaries may incur any Indebtedness to the Company or to any other Subsidiary of the Company;

                  (vii) the Company and its Subsidiaries may incur any Indebtedness evidenced by letters of credit that are used in the ordinary course of business of the Company and its Subsidiaries (A) to secure workers' compensation and other insurance coverages or (B) otherwise so long as the aggregate reimbursement obligations with respect to letters of credit under this clause (B) at any one time outstanding shall not exceed $5,000,000;

                  (viii) the Company and its Subsidiaries may incur Capital Lease Obligations and Attributable Debt, in each case excluding Existing Indebtedness, but including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are applied to refund, refinance or extend, any Indebtedness incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed 3.0% of Consolidated Net Tangible Assets;

                  (ix) the Company may incur Indebtedness, whether or not secured by a Lien, constituting all or a part of the purchase price of assets or property acquired or constructed after the Original Issue Date of the Notes, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are applied to refund, refinance or extend, any Indebtedness incurred pursuant to this clause, not to exceed 12.5% of Consolidated Net Tangible Assets at any time outstanding; and

                  (x) the Company's Subsidiaries may incur Indebtedness, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are applied to refund, refinance or extend, any Indebtedness incurred pursuant to this clause, in an aggregate principal amount at any time outstanding not to exceed $125,000,000, in addition to Existing Indebtedness and other Indebtedness permitted to be incurred by the Company's Subsidiaries pursuant to any of clauses (iii) through (viii) this Section 5.03(b).

         For purposes of determining compliance with this Section 5.03, if an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (x) of this Section 5.03(b), or is entitled to be incurred pursuant to Section 5.03(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 5.03.

         Section 5.04. Limitations on Restricted Payments. (a) Prior to the occurrence of the Fall-Away Event, the Company shall not and shall not permit any of its Subsidiaries to directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

                  (i) a Default or Event of Default under the Indenture has occurred and is continuing or will occur as a consequence of such Restricted Payment;

                  (ii) after giving effect to the proposed Restricted Payment, the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the Original Issue Date of the Notes, exceeds the sum of:

                           (A) 50.0% of the Company's Consolidated Net Income
                  accrued during the period (taken as a single period) commencing on March 31, 2003 to and including the fiscal quarter ended immediately prior to the date of such Restricted Payment (or, if the aggregate Consolidated Net Income is a deficit, minus 100.0% of that aggregate deficit), plus

                           (B) the net cash proceeds from the issuance and sale
                  of the Company's Capital Stock (other than to any of the Company's Subsidiaries) that is not Disqualified Stock during the period (taken as a single period) commencing with the Original Issue Date of the Notes; or

                  (iii) the Company would not be able to incur an additional $1.00 of Indebtedness under the Consolidated Interest Expense Coverage Ratio under Section 5.03(a) hereof.

         (b) Notwithstanding the foregoing, the Company may:

                  (i) pay any dividend within 60 days after the date of declaration of such dividend if the payment of such dividend would have complied with the limitations of this Section 5.04 on the date of declaration;

                  (ii) retire shares of the Company's Capital Stock or Indebtedness of the Company or any of its Subsidiaries out of the proceeds of a substantially concurrent sale (other than to one of the Company's Subsidiaries) of shares of the Company's Capital Stock (other than Disqualified Stock);

                  (iii) make Investments that, when added to the aggregate amount of all such other Investments made pursuant to this clause after the Original Issue Date of the Notes, do not exceed 3.0% of the Company's

         Consolidated Net Tangible Assets at such time (with each such Investment being valued as of the date made and without regard to subsequent changes in value);

                  (iv) repurchase, redeem, acquire or otherwise retire for value any Capital Stock of the Company or any of its Subsidiaries held by any member of the Company's (or any of its Subsidiaries') management or former management pursuant to any management equity subscription agreement, stock option agreement, employment agreement, stock compensation plan or similar agreement but excluding payments made to holders upon the exercise of stock appreciation rights, approved by the Company's board of directors or a committee thereof consisting solely of two or more "non-employee directors" (within the meaning of Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934), provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not in an aggregate amount exceed
         (A) $5,000,000 in any twelve-month period plus (B) $5,000,000;

                  (v) pay any dividend in respect of shares of the Company's Capital Stock, provided that the aggregate amount of all such dividends paid pursuant to this clause, excluding dividends payable pursuant to clause (i) above, shall not exceed $20,000,000 in any fiscal year of the Company; provided, however, that to the extent that such dividends are not paid in such fiscal year pursuant to this clause, the aggregate unused amount thereof may be used at any time thereafter to repurchase the Company's Voting Stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the Company's Voting Stock is then listed or quoted) pursuant to a stock repurchase program approved by the Company's board of directors; and

                  (vi) make other Restricted Payments in an aggregate amount not to exceed $30,000,000;

         provided, however, that each Restricted Payment described in clause (i) or (ii) of this Section 5.04(b) will be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to Section 5.04(a)(ii) hereof.

         Section 5.05. Limitations on Restrictions on Distributions from Subsidiaries. Prior to the occurrence of the Fall-Away Event, the Company shall not, and shall not permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions in leases or other agreements that restrict the assignability of the lease or assignment) on the ability of any of the Company's Subsidiaries to:

         (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries;

         (b) make loans or advances to the Company or any of its other Subsidiaries; or

         (c) transfer any of its properties or assets to the Company or any of its other Subsidiaries,

in each case except for encumbrances or restrictions existing under or by reason of:

                  (i) applicable law;

                  (ii) any of the Credit Facilities;

                  (iii) Existing Indebtedness and agreements evidencing such Existing Indebtedness as in effect on the Original Issue Date of the Notes;

                  (iv) any restrictions under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture and that was not incurred in anticipation or contemplation of the related acquisition, provided that the restrictions and encumbrances only apply to assets that were subject to those restrictions and encumbrances prior to the acquisition of those assets by the Company or any of its Subsidiaries;

                  (v) restrictions or encumbrances replacing those permitted by clauses (ii), (iii) and (iv) of this Section 5.05(c) that, taken as a whole, are not materially more restrictive, as determined in good faith by the Company's board of directors;

                  (vi) the Indenture;

                  (vii) any restrictions and encumbrances arising in connection with Permitted Refinancing Indebtedness; provided, however, any restrictions or encumbrances of the type described in this clause that arise under Permitted Refinancing Indebtedness must not, taken as a whole, be materially more restrictive, as determined in good faith by the Company's board of directors, than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced;

                  (viii) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

                  (ix) any agreement restricting the sale or other disposition of property securing Indebtedness if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances; and

                  (x) customary restrictions in purchase money debt or leases relating to the property covered by such debt or lease.

         Section 5.06. Limitations on Asset Sales. (a) Prior to the occurrence of the Fall-Away Event, the Company shall not and shall not permit any of its Subsidiaries to consummate any Asset Sale unless:

                  (i) the Company or the selling Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

                  (ii) immediately before and immediately after giving effect to such Asset Sale, no Default or Event of Default under the Indenture has occurred and is continuing; and

                  (iii) at least 50.0% of the consideration received in the Asset Sale by the Company or its selling Subsidiary is in the form of cash paid at the closing of such Asset Sale; provided, however, that if less than 50.0%, but at least 25.0%, of the consideration received at such closing by the Company or its selling Subsidiary is in the form of cash, such other consideration shall be deemed to be "cash" for this purpose if it consists of securities, notes or other obligations received by the Company or any of its Subsidiaries and is converted to cash no later than ten Business Days after such closing.

         (b) The term "CASH" for purposes of this Section 5.06 will include the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or its Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or its Subsidiary, as the case may be, is unconditionally released by the holder of such assumed Indebtedness, as well as any notes, securities or similar obligations or items of property received from such transferee that are immediately converted, sold or exchanged by the Company or its Subsidiary for cash (to the extent of the cash actually so received).

         (c) If at any time any non-cash consideration received by the Company or any of its Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any of such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale under this Section 5.06 and the Net Proceeds thereof will be applied in accordance with this Section 5.06.

            (d) Prior to the occurrence of the Fall-Away Event, if the Company or any of its Subsidiaries engages in an Asset Sale, the Company or such Subsidiary shall, no later than 360 days after such Asset Sale,

                  (i) apply all or any of the Net Proceeds from such Asset Sale to repay Indebtedness that ranks pari passu with the Notes;

                  (ii) invest, whether by way of capital expenditure, acquisition, addition to working capital or otherwise, all or any part of the Net Proceeds from such Asset Sale in any lines of business of the Company or of any of its Subsidiaries immediately prior to such investment; or

                  (iii) any combination of clauses (i) and (ii) of this Section 5.06(d).

         (e) The amount of the Net Proceeds not applied or invested as provided in Section 5.06(d) hereof, and in excess of $25,000,000, will constitute "EXCESS PROCEEDS." Prior to the occurrence of the Fall-Away Event, when the cumulative aggregate amount of Excess Proceeds equals or exceeds $25,000,000, the Company shall be required to make an offer to purchase (an "ASSET SALE OFFER"), from all Holders, an aggregate principal amount of Notes equal to the amount of the Excess Proceeds as follows:

                  (i) The Company shall make an Asset Sale Offer to all Holders in accordance with the procedures set forth in this Section 5.06 to purchase the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of the amount (the "ASSET SALE PAYMENT AMOUNT") of such Excess Proceeds;

                  (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to such Asset Sale Offer, plus accrued and unpaid interest to the date such Asset Sale Offer is consummated (the "ASSET SALE PURCHASE PRICE"), in accordance with the procedures set forth in this Section
         5.06. To the extent that the aggregate Asset Sale Purchase Price of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Payment Amount relating thereto (such shortfall constituting a "NET PROCEEDS DEFICIENCY"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes;

                  (iii) If the aggregate Asset Sale Purchase Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Asset Sale Payment Amount, Notes to be purchased shall be selected on a pro rata basis; and

                  (iv) Upon completion of such Asset Sale Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Asset Sale Offer was made shall be deemed to be zero.

         In the event that any other Indebtedness of the Company which ranks pari passu with the Notes ("OTHER DEBT") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds to both purchase such Other Debt and to make an Asset Sale Offer, provided that the purchase price of such Other Debt does not exceed 100% of the aggregate principal amount or accreted value thereof plus interest thereon. With respect to any Excess Proceeds, the Company shall make the Asset Sale Offer in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the purchase date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

         With respect to any Asset Sale Offer effected pursuant to this Section 5.06, to the extent the aggregate principal amount of Notes and Other Debt, if any, tendered pursuant to such Asset Sale Offer and the concurrent offer to purchase with respect to such Other Debt exceeds the Excess Proceeds, such Notes and Other Debt, if any, shall be purchased pro rata based on the aggregate principal amount of such Notes and such Other Debt tendered by each holder thereof.

         (f) If the Company is required to make an Asset Sale Offer, the Company shall, within 30 days following the date specified above, notify the Trustee thereof and give written notice of such Asset Sale Offer to each Holder by first-class mail, postage prepaid, at the address of such Holder appearing in the register maintained by the Registrar, stating:

                  (i) that an Asset Sale Offer is being made pursuant to this
         Section 5.06;

                  (ii) that such Holders have the right to require the Company to apply the Excess Proceeds to repurchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed (the "EXCESS PROCEEDS PAYMENT DATE");

                  (iii) that any Note not tendered or accepted for payment will continue to accrue interest;

                  (iv) that any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Excess Proceeds Payment Date;

                  (v) that Holders accepting the offer to have their Notes purchased pursuant to the Asset Sale Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the form of Note attached hereto as Exhibit A, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Excess Proceeds Payment Date;

                  (vi) that Holders will be entitled to withdraw their acceptance of the Asset Sale Offer if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is withdrawing his or her election to have such Notes purchased;

                  (vii) that if the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis so that the aggregate amount of Notes so purchased equals the amount of Excess Proceeds (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased);

                  (viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new Note issued shall be in an original principal amount of $1,000 or an integral multiple thereof;

                  (ix) the calculations used in determining the amount of Excess Proceeds to be applied to the purchase of such Notes;

                  (x) any other procedures that a Holder must follow to accept an Asset Sale Offer or effect withdrawal of such acceptance; and

                  (xi) the name and address of the Paying Agent.

         On the Excess Proceeds Payment Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Asset Sale Offer, (2) deposit with the Paying Agent U.S. legal tender sufficient to pay the purchase price plus accrued and unpaid interest, if any, on the Notes to be purchased or portions thereof, (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 5.06. The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and make available for delivery to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new Note issued shall be in an original principal amount of $1,000 or an integral multiple thereof.

         The Company shall comply with the requirements of Rule14e-1 under the Securities and Exchange Act of 1934 and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 5.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.06 by virtue thereof.

         Section 5.07. Repurchase of Notes upon a Change of Control Prior to the Fall-Away Event. (a) Upon the occurrence of a Change of Control and if the Fall-Away Event has not occurred prior to the expiration of the 30-day period immediately after the occurrence of such Change of Control, the Company shall be obligated to make an offer to purchase (the "CHANGE OF CONTROL OFFER") the outstanding Notes of each Holder in whole or in part in integral multiples of $1,000, at a purchase price (the "CHANGE OF CONTROL PURCHASE PRICE") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "CHANGE OF CONTROL PURCHASE DATE"), pursuant to the procedures set forth below.

            (a) Within 30 days following any Change of Control, and if the Fall-Away Event has not occurred within the 30-day period immediately after the occurrence of such Change of Control, the Company shall notify, in writing, the Trustee thereof and give written notice of such Change of Control to each Holder by first-class mail, postage prepaid, at the address of such Holder appearing in the register maintained by the Registrar, stating, among other things:

                  (i) that the Change of Control Offer is being made pursuant to this Section 5.07;

                  (ii) that such Holders have the right to require the Company to repurchase such Notes at the Change of Control Purchase Price on the Change of Control Purchase Date which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

                  (iii) that any Note not tendered or accepted for payment will continue to accrue interest;

                  (iv) that, unless the Company defaults in its payment of the Change of Control Purchase Price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date;

                  (v) that Holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the form of Note attached hereto as Exhibit A, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Purchase Date;

                  (vi) that Holders will be entitled to withdraw their acceptance of the Change of Control Offer if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Purchase Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is withdrawing his or her election to have such Notes purchased;

                  (vii) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

                  (viii) the name and address of the Paying Agent.

         (c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent U.S. legal tender sufficient to pay the purchase price of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company pursuant to this
Section 5.07. The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount of $1,000 or an integral multiple thereof.

         (d) The Company shall comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934 and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 5.07, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 5.07 by virtue thereof.

         Section 5.08. Limitations upon Sales and Leasebacks. After the occurrence of the Fall-Away Event, the Company shall not, and nor shall it permit any Restricted Subsidiary to, enter into a Sale and Leaseback Transaction unless, either:

         (a) the Company and such Restricted Subsidiary would be entitled, pursuant to the provisions described in Section 5.02 hereof, to incur Debt secured by a Lien on such Principal Property in a principal amount equal to or exceeding the Attributable Debt in respect of such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

         (b) the Company, within 180 days after the sale or transfer, applies or causes such Restricted Subsidiary to apply an amount equal to the Net Proceeds of such sale or transfer (as determined by any two of the following: the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of Notes or other Funded Debt of the Company (other than Funded Debt subordinated to the Notes) or Funded Debt of a Restricted Subsidiary; provided that the amount to be so applied shall be reduced by (A) the principal amount of Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of any such Funded Debt of the Company or a Restricted Subsidiary, other than Notes voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale or transfer to the trustee for retirement and cancellation, excluding in the case of both (A) and (B), retirement pursuant to any mandatory sinking fund payment or any mandatory prepayment provision or by payment at maturity.

         Section 5.09. Restrictions on Funded Debt of Restricted Subsidiaries. After the occurrence of the Fall-Away Event, the Company shall not, and nor shall it permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Funded Debt. This restriction will not apply if:

         (a) the Company or such Restricted Subsidiary could create Debt secured by Liens in accordance with Section 5.02 hereof, or enter into a Sale or Leaseback Transaction in accordance with Section 5.08 hereof, in an amount equal to such Funded Debt, without equally and ratably securing the Notes;

         (b) such Funded Debt existed on the Original Issue Date;

         (c) such Funded Debt is owed to the Company or any of its Subsidiaries;

         (d) such Funded Debt existed at the time the corporation that issued such Funded Debt became a Restricted Subsidiary, or was merged with or into or consolidated with such Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety to such Restricted Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition;

         (e) such Funded Debt is guaranteed by the Company;

         (f) such Funded Debt is guaranteed by a governmental agency;

         (g) such Funded Debt is issued, assumed or guaranteed in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company;

         (h) such Funded Debt is issued, assumed or guaranteed to pay all or any part of the purchase price or the construction cost of property or equipment acquired or constructed by a Restricted Subsidiary, if such Funded Debt is incurred within 360 days after acquisition, completion of construction or commencement of full operation of such property, whichever is later;

         (i) such Funded Debt is non-recourse; or

         (j) such Funded Debt is incurred for the purpose of extending, renewing, substituting, replacing or refunding Funded Debt permitted by clauses
(a) through (i) of this Section 5.09.

         Notwithstanding the foregoing, any Restricted Subsidiary may create, incur, issue, assume or guarantee Funded Debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Funded Debt of Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Funded Debt permitted to be incurred pursuant to clauses (a) through (j) of this
         Section 5.09), does not at the time such Funded Debt is incurred exceed an amount equal to 12.5% of Consolidated Net Tangible Assets.


                                    ARTICLE 6
              CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

         Section 6.01. Consolidation, Merger, Sale of Assets, Etc. Prior to Fall-Away Event. If any of the transactions described in Article 8 of the Base Indenture shall occur prior to the occurrence of the Fall-Away Event, then immediately after giving effect to such transaction and the use of any of the net proceeds from such transaction on a pro forma basis, (i) the Consolidated Net Worth of the Company or of the Company's successor, as the case may be, shall be at least equal to the Company's Consolidated Net Worth immediately prior to such transaction and (ii) the Consolidated Interest Expense Coverage Ratio of the Company or its successor, as the case may be, shall be such that the Company or its successor, as the case may be, shall be entitled to incur at least $1.00 of additional Indebtedness under the Consolidated Interest Expense Coverage Ratio test set forth in Section 5.03(a) hereof.

                                    ARTICLE 7
                       MODIFICATION, AMENDMENT AND WAIVER

         Section 7.01. Modification, Amendment and Waiver. The consent of each Holder of each Outstanding Note shall be required to alter the Company's obligation to make an Asset Sale Offer pursuant to Section 5.06 hereof or to make a Change of Control Offer pursuant to Section 5.07 hereof.

                                    ARTICLE 8
                                   DEFEASANCE

         Section 8.01. Defeasance. The provisions of Sections 13.02 and 13.03 of the Base Indenture will apply to the Notes.

         Section 8.02. Covenant Defeasance. Section 13.03 of the Base Indenture is amended by (i) deleting "and" where it appears after "Section 5.01(f)" and inserting a comma in its place and (ii) inserting "and any other obligations specified in a Board Resolution or in one or more indentures supplemental hereto" after "(if Section 5.01(g) is specified as applicable to the Securities of such series)".

         Section 8.03. Additional Covenant Defeasance. In addition to the obligations referred to in Section 13.03 of the Base Indenture, "covenant defeasance", as defined in such Section, will also apply to the obligations of the Company set forth in Article 5 of this Supplemental Indenture.

                                    ARTICLE 9
                                  MISCELLANEOUS

         Section 9.01. Supplemental Indenture. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

         Section 9.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 9.03. Governing Law. This Supplemental Indenture and the form of Note attached hereto as Exhibit A shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

                                  THOMAS & BETTS CORPORATION

                                  By:    /s/ Thomas C. Oviatt
                                         --------------------------------------
                                         Name:    Thomas C. Oviatt
                                         Title:   Vice President - Treasurer

                                  THE BANK OF NEW YORK, as Trustee

                                  By:
                                         --------------------------------------
                                         Name:
                                         Title:

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

                                  THOMAS & BETTS CORPORATION

                                  By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                  THE BANK OF NEW YORK, as Trustee

                                  By:    /s/ Robert A. Massimillo
                                         --------------------------------------
                                         Name:    Robert A. Massimillo
                                         Title:   Vice President

                                                                       EXHIBIT A


                                 [FACE OF NOTE]

REGISTERED

No. 1
PRINCIPAL AMOUNT:  $125,000,000

CUSIP NO. 884315AF9


                           THOMAS & BETTS CORPORATION

                              7.25% NOTES DUE 2013

         UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE "DEPOSITORY") (55 WATER STREET, NEW YORK, NEW YORK), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

         THOMAS & BETTS CORPORATION, a Tennessee corporation (the "COMPANY," which term includes any successor Person under the Indenture, as defined on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., C/O THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK 10041, or registered assigns, the principal sum of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) on June 1, 2013.

         Interest Rate:  7.25% per annum.

         Interest Payment Dates: June 1 and December 1, commencing December 1, 2003.

         Regular Record Dates:  May 15 and November 15.

         Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture (as defined on the reverse hereof), which shall for all purposes have the same effect as if set forth on the face hereof.

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.


         [Corporate Seal]

                                          THOMAS & BETTS CORPORATION

                                          By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


Attest:


----------------------------------
Name:  Penelope Turnbow
Title: Assistant Secretary

                          CERTIFICATE OF AUTHENTICATION

         This is one of the 7.25% Notes due 2013 referred to in the within-mentioned Indenture.

         Dated:

                                    THE BANK OF NEW YORK, as Trustee

                                    By:
                                           --------------------------------
                                           Authorized Signatory

                                [REVERSE OF NOTE]

                              7.25% NOTES DUE 2013

         1. Indenture. The Company issued this Note pursuant to an Indenture dated as of August 1, 1998, as supplemented by a Supplemental Indenture No. 2 dated as of May 27, 2003 (together, the "INDENTURE"), between the Company and The Bank of New York, as trustee (the "TRUSTEE," which term includes any successor trustee under the Indenture). This Note is one of a duly authorized issue of Notes of the Company designated as its 7.25% Notes due 2013. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The Notes are senior unsecured obligations of the Company.

         Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

         2. Interest. The Company promises to pay interest on the principal amount of this Note at a rate of 7.25% per annum. Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, from the date of original issuance of the Notes. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing December 1, 2003, until the principal hereof is paid or duly provided for. Interest will be computed and paid on the basis of a 360-day year comprised of twelve 30-day months.

         If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, principal or interest payable with respect to such Interest Payment Date or Maturity Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

         Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may either be paid (i) to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date or (ii) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

         3. Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are the registered Holders at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not such day is a Business Day), immediately preceding the Interest Payment Date even if the

Notes are canceled on registration of transfer or registration of exchange after such Regular Record Date.

         All payments of principal of, and any interest on the Notes issued in global form will be made to the Depository as the registered holder thereof. The Company expects that the Depository, upon receipt of payment of principal or interest on such Note, will credit the accounts of persons who have accounts with the Depository (the "PARTICIPANTS") with payment of principal or interest on the date payable in amounts proportionate to their respective beneficial interests in the principal amount of such Note as shown on the records of the Depository. The Company also expects that payments by participants to owners of beneficial interests in any Note held through such participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of such participants.

         The Company is obligated to make payment of principal, premium, if any, and interest in respect of this Note in United States dollars. The Company may, at its option, pay principal, premium, if any, and interest by wire transfer in U.S. legal tender. The Company may deliver any interest payment by check mailed to the address of the Person entitled thereto as such address will appear on the Security Register.

         4. Paying Agent and Registrar. The Company will at all times appoint and maintain a Paying Agent (which may be the Trustee) authorized by the Company to pay the principal, premium, if any, and interest on the Notes on behalf of the Company and having an office or agency in New York, New York (the "PLACE OF PAYMENT") where Notes may be presented or surrendered for payment and where notices, designations or requests with respect to the Notes may be served. The Company has initially appointed the Trustee to act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to the Holders. Neither the Company nor any of its Subsidiaries or Affiliates may act as Paying Agent, although such entities may act as Registrar.

         5. Optional Redemption. Except as set forth below, the Company may not redeem the Notes before June 1, 2008. Beginning on June 1, 2008, the Company may redeem all of the Notes at any time or any portion of the Notes from time to time, at a Redemption Price equal to the percentage of the principal amount set forth below, plus accrued and unpaid interest up to but not including the Redemption Price if redeemed during the 12-month period commencing on June 1, of the years set forth below; provided that if the Redemption Price falls after the Regular Record Date and on or before the Interest Payment Date, interest shall be payable to holders of record on the relevant Regular Record Date.

     12-MONTH PERIOD
   COMMENCING JUNE 1 IN
           YEAR                      PERCENTAGE
------------------------------- ---------------------
           2008                       103.625%
           2009                       102.417%
           2010                       101.208%
     2011 and thereafter              100.000%

         Notwithstanding the foregoing, at any time and on more than one occasion prior to June 1, 2006, the Company may redeem up to 35% of the originally issued principal amount of the

Notes with the proceeds of one more Equity Offerings, at a Redemption Price of 107.25% of the principal amount thereof plus accrued and unpaid interest, provided that (i) at least 65% of the originally issued principal amount of the Notes remains outstanding immediately after such redemption (other than Notes held, directly or indirectly, by the Company and its Affiliates) and (ii) each such redemption occurs within 60 days after the completion of the related Equity Offering.

         If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the Outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

         The Notes will not be entitled to any sinking fund.

         6. Notice of Redemption. Notice of redemption under the preceding paragraph of this Note will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder's registered address.

         Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus interest accrued through the Redemption Date, if any.

         7. Offers to Purchase. Prior to the occurrence of the Fall-Away Event, the Indenture provides that, after certain Asset Sales or upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

         8. Denominations; Transfer; Exchange. The Notes are in definitive, fully registered form, without coupons, in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture and the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection therewith as permitted by the Indenture. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

         9. Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         10. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years (or such shorter period for the return of such moneys to the Company under applicable abandoned property laws), the Trustee and the Paying Agent will pay the money back to the Company. After that, Holders entitled to money must look to the Company for payment as general creditors unless an "abandoned property" law designates another person.

         11. Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this Note or (ii) certain respective covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

         At the option of the Company and upon satisfaction of certain conditions specified in the Indenture, either (a) the Company shall be deemed to have paid and discharged the entire indebtedness on the Notes or (b) the Company need not comply with certain covenants contained in the Indenture, in each case upon the deposit by the Company with the Trustee in trust for the Holders of the Notes of an amount of funds or obligations issued or guaranteed by the United States of America sufficient to pay and discharge upon the Stated Maturity thereof the entire indebtedness evidenced by the Notes, all as provided in the Indenture.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the currency herein prescribed.

         12. Amendments, Supplements, and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes at any time by the Company and the Trustee with the consent of a majority in aggregate Outstanding principal amount of the Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Outstanding principal amount of the Notes to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note or Notes issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not a notation of such consent or waiver is made upon this Note.

         Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect in any material respect the rights of any Holder of a Note.

         13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and/or its Subsidiaries to, among other things, incur additional Indebtedness, issue Preferred Stock, make Restricted Payments (including dividends, other distributions and investments), create dividend or other payment restrictions affecting Subsidiaries of the Company, make Asset Sales, create Liens, merge or consolidate with or into any other Person or sell, lease, convey or otherwise dispose of all or substantially all of its assets. Such limitations are subject to a number of qualifications and exceptions and, in certain instances upon the occurrence of certain events, cease to be binding upon the Company and its Subsidiaries. The

Company shall report on an annual basis to the Trustee on compliance with all conditions and covenants of the Indenture.

         14. Successor. When a successor Corporation assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default exists and certain other conditions are satisfied, the predecessor Corporation will be released from those obligations.

         15. Defaults and Remedies. In case an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

         16. Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company, and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

         17. No Recourse Against Others. This Note and all documents, agreements, understandings and arrangements relating to any transaction contemplated hereby or thereby have been executed or entered into by an officer of the Company in his/her capacity as an officer of the Company which has been formed as a Tennessee corporation, and not individually, and neither the trustees, directors, officers, employees or shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Each party hereto shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Note and all documents, agreements, understandings and arrangements relating to any transaction contemplated hereby or thereby and will not seek recourse or commence any action against any of the trustees, directors, officers, employees or shareholders of the Compan, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

         18. Authentication. Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         19. Counterparts. The parties may sign multiple counterparts of this Note. Each signed counterpart shall be deemed an original but all of them together represent one and the same Note.

         20. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to agreements made and to be performed entirely within the State of New York, without regard to principles of conflicts of law. Each of the parties to the Indenture has agreed to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Note.

         21. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (as tenants in common); TEN ENT (as tenants by the entireties); JT TEN (as joint tenants with right of survivorship and not as tenants in common); CUST (Custodian); and U/G/M/A (Uniform Gifts to Minors Act).

         22. CUSIP Numbers. The Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers printed hereon, and any redemption of the Notes shall not be affected by any defect in or omission of such numbers.

         The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, Tennessee 38125, Telephone No.
(901) 252-5000, Attention: Penelope Y. Turnbow.

                                 ASSIGNMENT FORM

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assigns(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

 ----------------------------
/----------------------------/

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     (Please Print or Type Name and Address
                     Including Postal Zip Code of Assignee)


--------------------------------------------------------------------------------
the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
to transfer said Note on the books of the Company, with full power of substitution in the premises.


Dated:
      ------------------------------

Signature Guaranteed


------------------------------------

NOTICE: Signature must be guaranteed      NOTICE: The signature to this
                                          assignment must correspond with the
                                          name as written upon the face of the
                                          within Note in every particular,
                                          without alteration or enlargement or
                                          any change whatever.

                      [OPTION OF HOLDER TO ELECT PURCHASE]

         If you elect to have this Note purchased by the Company in accordance with the provisions of the Indenture governing Asset Sales or a Change of Control of the Company, check the appropriate box:

                                            Asset Sales            [ ]
                                            Change of Control      [ ]

         If you elect to have only part of this Note purchased by the Company in accordance with the provisions of the Indenture governing Asset Sales or a Change of Control of the Company, state the amount you elect to have purchased:

$
   ------------------------

Date:
     ----------------------




---------------------------------------
(Sign exactly as your name appears on the other side of this Note)